Exhibit 4.13

SERIES D PREFERRED SHARE

PURCHASE AGREEMENT

DATED AS OF JUNE 26, 2014

AMONG

YORK GLOBAL FINANCE II S.À R.L.

AND

INSIGHTEC LTD.

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS AND RELATED MATTERS	1
1.1	Definitions	1
1.2	Other Defined Terms	7
1.3	Other Interpretive Matters	8
SECTION 2.	PURCHASE AND ISSUANCE; CLOSING.	8
2.1	Purchase and Issuance of the Series D Preferred Shares	8
2.2	Closing	9
SECTION 3.	CONDITIONS TO CLOSING.	11
3.1	Conditions to the Closing	11
SECTION 4.	COVENANTS	16
4.1	Affirmative Covenants	16
4.2	Securities Filings	16
SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
5.1	Corporate Existence and Power	17
5.2	Corporate Authorization and Validity	17
5.3	Non-Contravention	17
5.4	Consents	18
5.5	Finder’s Fees	18
5.6	Capitalization	18
5.7	Validity of Shares; Issuance	19
5.8	Financial Statements	19
5.9	Assets	20
5.10	Intellectual Property	20
5.11	Subsidiaries	22
5.12	Litigation; Disputes	22
5.13	Compliance with Laws	22
5.14	Absence of Undisclosed Liabilities	23
5.15	Taxes	23
5.16	Employees	24
5.17	Approved Enterprise; Office of Chief Scientist	26
5.18	Material Contracts	26
5.19	Insurance	28
5.20	Transactions with Related Parties	28
5.21	Improper Payments	28
5.22	Sanctions Matters	28
5.23	Governmental Permits; Compliance	29
5.24	Product Liabilities	31
5.25	Warranties	32
5.26	Environmental Matters	32

SECTION 6.	MISCELLANEOUS	32
6.1	Notices	32
6.2	Amendments; Waivers	33
6.3	Expenses	33
6.4	Remedies	33
6.5	Purchaser Investment Representations	33
6.6	Survival of Agreement	35
6.7	Successors and Assigns	35
6.8	Governing Law	35
6.9	Severability	35
6.10	Aggregation	36
6.11	Counterparts; Effectiveness	36
6.12	Captions	36
6.13	Construction	36
6.14	Entire Agreement	36
6.15	No Third Party Beneficiaries	36
6.16	Indemnification	37
6.17	Payment Set Aside	38

ii

LIST OF EXHIBITS

Exhibit A.1 – Current Articles of Association
Exhibit A.2 – Form of New Articles of Association
Exhibit B – Form of Seventh Amended and Restated Securityholders Agreement
Exhibit C – Form of Opinion of Counsel
Exhibit D – Cooperation Agreement Amendment

LIST OF SCHEDULES

Schedule 1 - Investment
Schedule 2.1– Post Closing Capitalization Table;
Disclosure Schedule
Section 1.1 – Permitted Liens
Section 5.3 – Non Contravention
Section 5.4 – Consents
Section 5.5 – Finder’s Fee
Section 5.6 – Capitalization
Section 5.8 – Financial Statements
Section 5.10 – Intellectual Property
Section 5.12 – Litigation; Disputes
Section 5.13 – Compliance with Laws
Section 5.15 - Taxes
Section 5.16 – Employees
Section 5.17 – Approved Enterprise; Office of Chief Scientist
Section 5.18 – Material Contracts
Section 5.19 – Insurance
Section 5.20 – Transactions with Related Parties
Section 5.23 – Governmental Permits; Compliance
Section 5.24 – Product Liabilities
Section 5.25 – Warranties

iii

SERIES D PREFERRED SHARE
PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 26, 2014 among InSightec Ltd., a private limited company organized and existing under the laws of Israel (the “Company”) and York Global Finance II S.à r.l. (the “Purchaser” or “York” ).

WHEREAS, the Company is in need of additional funding in order to maintain and further develop its business, and the Purchaser is willing to provide funding, in exchange for Series D Preferred Shares to be issued by the Company, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND RELATED MATTERS.

1.1	Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below (such meanings to be applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing or anything else herein to the contrary, neither General Electric Company (“GE Parent”), York, Elbit Imaging Ltd. (“EI”) nor Elbit Medical Technologies td. (“ET”) shall be considered an Affiliate of the Company for purposes of this Agreement. In addition, York's “Affiliates” shall include York Capital Management Global Advisors LLC, a company incorporated in the State of New York, its affiliates and any funds or accounts managed by it or its affiliates

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative action, regulation, directive, standard, guideline, guidance, policy, order, writ, injunction, judgment, extension order, decree or other requirement of any Governmental Authority, and any requirements imposed by common law or case law, applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person or any of its Affiliates).

“Articles” means the June 26, 2013 Amended and Restated Articles of Association of the Company in the form of Exhibit A.1 attached hereto.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of Israel or the State of New York or other day on which banking institutions are authorized or obligated to close in Israel or New York City, New York.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by any Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Contract” means any contract, agreement, lease, license, commitment (including an outstanding bid or proposal), sale or purchase order or other binding instruments of any kind, whether written or oral.

“Designated Directors” has the meaning set forth in the New Articles.

“Dividend” means any distribution by a corporation or other entity with respect to its capital stock or other ownership interests whether in cash, securities (including common and preferred stock) or other property.

“Environmental Law” means any and all applicable international, national regional and local treaties, statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits concessions, grants, franchises or licenses relating to or addressing safety, human health, pollution or protection of the environment, emissions discharges or releases of Hazardous Materials or the investigation, cleanup or other remediation thereof.

“Fully Diluted Number of Shares” means all Ordinary Shares issued and outstanding and any and all Ordinary Shares issuable assuming the conversion, exchange or exercise of all outstanding options, warrants, preferred shares, and any other equity security directly or indirectly convertible into or exercisable for any Ordinary Shares, including Ordinary Shares into which the Series B Preferred Shares, Series B-1 Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are convertible into.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any domestic or foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guarantee” means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended (or continued) to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to (a) pay the Indebtedness or other liabilities of such obligor, (b) purchase an obligation owed by such obligor, (c) purchase goods and services from such obligor pursuant to a take-or-pay contract, (d) maintain the capital, working capital, solvency or general financial condition of such obligor, or (e) otherwise assure any creditor of such obligor against loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

“Hazardous Materials” means any material that is toxic, ignitable, reactive, corrosive, radioactive, caustic, capable of causing harm to human health or the environment or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls and asbestos, regulated under, or which is the subject of, applicable Environmental Laws.

“Indebtedness” means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including any shareholder loans), (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument or debt Contract, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past practice which are not more than 120 days past due unless the same are being contested in good faith by appropriate legal proceedings and with respect to which the Company or one of its Subsidiaries has set aside in its financial statements adequate reserves therefor in accordance with GAAP consistently applied), (d) commitments or obligations by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any obligations for which a Person is obligated pursuant to a Guarantee, (f) any obligations under Capital Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by a Lien on a Person’s assets, (h) obligations under Interest Rate Agreements and (i) and obligations or commitments to repay deposits or other amounts advanced by and owing to third parties.

“Intellectual Property Rights” means all (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Company and its Subsidiaries and not for speculative purposes.

“Interest Withholding” means the amount of tax that the Company is required to deduct and withhold with respect to the payment of the relevant interest under Israeli Tax law (to the extent applicable under applicable law), subject to any confirmation from the Israeli Tax Authority with respect to an exemption from or reduction of such withholding tax provided to the Company to its reasonable satisfaction.

“Knowledge” means (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, (1) the actual knowledge of the officers of the Company, provided that such officers shall have made due and diligent inquiry of such employees whom such officers reasonably believe would have knowledge of the facts or matters in question, and (2) the actual knowledge of the directors of the Company; “Know” and “Known” shall have correlative meanings.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, option, right of preemption, right of first offer or refusal, or right to accept any offer, deed of trust, right of way, restriction on the use of real property, license to third party or parties or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than (a) to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement or (b) in connection with a refinancing of Indebtedness permitted hereunder.

“Material Adverse Effect” means any matter or matters which would, or is reasonably likely to, alone or in the aggregate, have a materially adverse effect on (i) the financial condition, operating results, business, assets, liabilities, operations, condition (financial or otherwise) or business relationship or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform any of its material obligations under any of the Transaction Documents or to consummate the transactions contemplated thereby.

“Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, import, export or marketing of medical products, including state governments, the FDA, the U.S. Customs and Border Protection, OFAC and the U.S. Bureau of Industry and Security, the relevant competent authorities of the EU member states and the institutions of the EU.

“New Articles” means the Amended and Restated Articles of Association of the Company in the form of Exhibit A.2 attached hereto, which shall be adopted by the Company at Closing.

“NIS” means the currency that is the legal tender in the State of Israel.

“Officer’s Certificate” means a certificate signed by the Company’s chief executive officer or its chief financial officer on behalf of the Company, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any copyleft license.

“Ordinary Shares” means the ordinary shares of the Company, par value NIS 0.01 per share.

“Permitted Liens” means:

(a)	Liens for Taxes which are not yet due and payable or which are expressly permitted pursuant to the terms hereof;

(b)
Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such liens shall have been duly suspended and such provision for the payment of such liens has been made on the books of the Company as may be required by GAAP;

(c)
Liens and pledges with respect to hardware, machines, equipment (including development, manufacturing, testing and packing equipment and machinery) and such other supporting equipment, if procured under customary third party financial leasing schemes subject to first ranking specific charge and pledge to secure the procurement;

(d)
Liens of up to $100,000 in favor of an Israeli bank in connection with the issuance of a bank Guarantee of up to US $100,000 for the lease of Company’s US offices and liens in an amount of 1,000,000 NIS in connection with the issuance of a bank Guarantee of up to US $600,000 for the lease of the Company’s Israeli offices; and

(e)	Liens existing on the date hereof and listed on Section 1.1 of the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Series B Preferred Shares” means Series B Convertible Preferred Shares, having a par value of NIS 0.01 per share, of the Company.

“Series B-1 Preferred Shares” means Series B-1 Convertible Preferred Shares, having a par value of NIS 0.01 per share, of the Company.

“Series C Preferred Shares” means Series C Convertible Preferred Shares, having a par value of NIS 0.01 per share, of the Company.

“Series D Preferred Shares” means Series D Convertible Preferred Shares, having a par value of NIS 0.01 per share, of the Company.

“Series D Purchase Price” means $1.94 per share, subject to adjustments as provided under the Section 2.4 hereto.

“Shares” means the Series D Preferred Shares issued to the Purchaser(s) pursuant to this Agreement.

“Seventh Amended and Restated Securityholders Agreement” means the Seventh Amended and Restated Securityholders Agreement among the Company, York, GE Parent, ET, EI and Elbit Ultrasound Ltd. in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Transaction Documents” means this Agreement, the Seventh Amended and Restated Securityholders Agreement, the New Articles and each of the other agreements, documents and instruments expressly contemplated hereby and thereby.

1.2	Other Defined Terms. The following terms are defined in this Agreement in the Sections set forth below:

Term	Section
Actual 2014 and 2015 Revenues	2.4
Additional Shares	2.4
Adjustment Amount	2.4
Agreement	Preamble
Certificates of Approval	5.17
Closing	2.2
Company	Preamble
Data Subject	5.13(d)
Disclosed Contracts	5.18(b)
Disclosure Schedule	5.3
EI	1.1
ET	1.1
Employees	5.16(a)
Existing Shareholders FDA	2.1 5.23(b)
Financial Statements	5.8
GE Parent	1.1
GO	2.1
Governmental Permits	5.23(a)
HIPAA	5.13(b)
HITECH	5.13(b)
Indemnitees	6.16
Investment Center Certificates of Approval	5.17
Liabilities	6.16
Memorandum of Association	5.1
OCS Certificates of Approval	5.17
Personal Data	5.13(c)
Privacy Commitments	5.13(b)
Purchaser	Preamble
Purchaser Required Majority	3.1(a)xvi
Reduced PPS	2.4
Subsequent Closing Subsequent Investment Option Period	2.3 2.1
Subsequent Investor Subsequent Purchased Shares	2.1 2.3
SSA	5.23(c)
Tax	5.15
U.S. Economic Sanctions	5.22(a)

1.3
Other Interpretive Matters.  In this Agreement and each other Transaction Document to which the Purchaser(s) and one or more of the Company or any of its Subsidiaries are the sole parties thereto, unless a clear contrary intention appears:  (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Transaction Document, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement and the Schedules hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (v) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (vi) reference to any Article, Section or Exhibit means such Article or Section hereof or such Exhibit hereto; (vii) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including”; (x) “or,” “either” and “any” are not exclusive; (xi) references to any Subsidiary of a Person shall be given effect only at such times as such Person has one or more Subsidiaries, and references to “consolidated” and “consolidating” financial statements shall be given effect only at such time as, such Person has one or more Subsidiaries; and (xii) references to “$” or “dollars” shall mean United States dollars.

SECTION 2. PURCHASE AND ISSUANCE; CLOSING.

2.1
Purchase of Series D Preferred Shares.  At the Closing, the Purchaser agrees to purchase, subject to the terms and conditions set forth herein, and the Company agrees to sell and issue to the Purchaser, 19,333,212 Series D Preferred Shares, at the Series D Purchase Price, for aggregate consideration of $37,500,000. The sale and purchase of up to an additional 12,888,808 Series D Preferred Shares (the “Subsequent Purchased Shares”), in consideration for up to US$25,000,000, at the Series D Purchase Price, by existing shareholders of the Company that have a right to participate in this investment pursuant to Section 7.6 of the Articles (the “Existing Shareholders”) and/or Shanghai Go Capital Group Hengtong Investment  Limited (“GO”) (each a “Subsequent Investor”) and/or the Purchaser, shall take place at one or more Subsequent Closings (as defined below) pursuant to the terms of Section 2.3 below. The Series D Preferred Shares shall be issued at the Series D Purchase Price and in accordance with the breakdown provided in Schedule 1 attached hereto, as may be updated from time to time by the Company in order to reflect the investment by any Subsequent Investors, and reflecting a pre-money, as-converted and fully-diluted valuation of US$200,000,000, as set forth in the capitalization table attached hereto as Schedule 2.1, showing the authorized and issued share capital of the Company and all outstanding subscriptions, options and warrants immediately following the Closing and the Subsequent Closing. Schedule 2.1 reflects each Purchaser’s percentage of the Company's Fully Diluted Number of Shares and of the Company’s issued and outstanding shares, on an as converted basis, in each case immediately following each Closing.

2.2
Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 3.1, the closing (the “Closing”) of the issuance and purchase of the Shares shall take place (i) via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be first delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow addressed to each applicable party’s counsel or (ii) if a physical closing is agreed by the Company and the Purchaser, at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv, Israel, or at such other place as may be mutually agreeable to the Company and the Purchaser.  The Closing shall take place five (5) Business Days after satisfaction or waiver of all conditions to Closing or on such other date as may be mutually agreeable to the Company and the Purchaser, provided that such satisfaction or waiver is within 60 days following the execution of this Agreement.  At the Closing, (i) the Company shall deliver each of the documents and certificates to be delivered by the Company as described in Section 3, and (ii) the Purchaser shall deliver each of the documents to be delivered by the Purchaser as described in Section 3.

2.3	Subsequent Closing.

(a)
Following the date hereof, but in any event not later than promptly following the Closing, the Company will notify GO and the Existing Shareholders in writing in a form approved by the Purchaser that each has an opportunity to purchase a portion of the Subsequent Purchased Shares as follows:

(i)	GO will have the option to purchase 6,444,404 Series D Preferred Shares, at the Series D Purchase Price, for an aggregate consideration of $12,500,000; and

(ii)	the Existing Shareholders will have the option to purchase up to 6,444,404 Series D Preferred Shares, at the Series D Purchase Price, for an aggregate consideration of up to $12,500,000.

Each of GO and the Existing Shareholders will be required to notify the Company of its election to purchase the Series D Preferred Shares offered to them within forty five (45) days of the Closing (the "Subsequent Investment Option Period"). Each of the Existing Shareholders may extend the Subsequent Investment Option Period, by written notice to the Company, by additional forty five (45) day period if necessary to raise capital to invest at the Subsequent Closing.

If GO does not notify the Company within such forty five (45) day period of its election purchase all of the Series D Preferred Shares offered to it or the Existing Shareholders does not notify the Company within such forty five (45) day period (or the extended ninety (90) days period, if applicable) of its election purchase any portion of the Series D Preferred Shares offered to it, GO or the Existing Shareholders, as applicable, will be deemed to have elected not to exercise and to waive such right. In the event the Subsequent Investors together elect to purchase Subsequent Purchased Shares for an aggregate consideration of less than $25,000,000, York will have the right, but not the obligation, to purchase any shortfall so that the aggregate consideration payable for Subsequent Purchased Shares purchased by the Subsequent Investors and York is up to $25,000,000, provided that if the Subsequent Investors together elect to purchase Subsequent Purchased Shares for an aggregate consideration of less than $12,500,000 York will be obligated to purchase at least such number of Subsequent Purchased Shares so that the aggregate consideration payable for Subsequent Purchased Shares purchased by the Subsequent Investors and/or York is at least $12,500,000.

(b)
The purchase and sale of the Subsequent Purchased Shares pursuant to Section 2.3(a) shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and the applicable Subsequent Investors mutually agree upon orally or in writing and in no event later than fifteen (15) days following the end of the Subsequent Investment Option Period (the "Subsequent Closing"). The Subsequent Closing shall be subject to the same conditions as the Closing, mutatis mutandis, provided that each Subsequent Investor (other than the Purchaser) shall have previously executed and delivered a counterpart of this Agreement which shall include an updated Schedule 1 and the Seventh Amended and Restated Securityholders Agreement (if such Subsequent Investor is not already a party thereto). Following the Subsequent Closing, each Subsequent Investor shall be considered a "Purchaser" hereunder.

2.4
Issuance of Additional Shares in the Event of Valuation Adjustment. In the event the Company's aggregate revenues, determined in accordance with GAAP, for fiscal years 2014 and 2015 as reflected in the Company's annual audited financial statements for such fiscal years (the “Actual 2014 and 2015 Revenues”) are less than $60,000,000 , the Series D Purchase Price will be adjusted and the Purchaser(s) shall be issued additional Series D Preferred Shares as follows:

(a)
The Series D Purchase Price shall be reduced to equal the product of the Series D Purchase Price multiplied by a factor equal to one minus the Adjustment Amount. The result shall be referred to as the “Reduced PPS”.

(b)	For purposes hereof, the “Adjustment Amount” means (a) $60,000,000 minus Actual 2014 and 2015 Revenues, divided by (b) $60,000,000, provided that such amount will not be greater than 0.08.

(c)
The Purchaser(s) shall be issued additional Series D Preferred Shares (the “Additional Shares”) in an amount equal to the difference between (i) the number of Series D Preferred Shares issued in the relevant Closing; and (ii) the number of Series D Preferred Shares that would have been issued if the Reduced PPS had been applicable at such Closing.

(d)
Within seven (7) days of the delivery of the Company's audited financial statements for the fiscal year 2015 pursuant to the Seventh Amended and Restated Securityholders Agreement, the Company shall provide a notice to the Purchaser(s) specifying the Actual 2014 and 2015 Revenues and the number of Additional Shares, if any, that the Company will issue to each Purchaser pursuant to this Section. Once the Purchaser(s) shall become entitled to be issued the Additional Shares pursuant to this Section, the Company shall take all required actions to effect such issuance of the Additional Shares to the Purchaser(s) as promptly as possible and in any event no later than seven (7) days following such notice.

SECTION 3. CONDITIONS TO CLOSING.

3.1	Conditions to the Closing .

(a)
The obligation of the Purchaser(s) to effect the purchase of the Series D Preferred Shares pursuant to the terms hereunder at the Closing is subject to the fulfillment as of the Closing of the following conditions to the Purchaser’s satisfaction, in its sole discretion:

(i)
Representations, Warranties and Covenants.  The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing (both immediately prior to and immediately after giving effect to the transactions contemplated by the Transaction Documents) as though then made, the Company shall have performed all of the covenants required to be performed by it hereunder and under the other documents, agreements and instruments executed in connection herewith that are to be complied with or performed by the Company on or prior to the Closing.

(ii)
Amendment of Articles of Association and Memorandum of Association.  The Company shall have made all corporate proceedings required in connection with adoption of the New Articles and the amendment of the Memorandum of Association in accordance with the terms and conditions of this Agreement and the change of the authorized share capital of the Company (whether or not issued) so that, among other things, at the Closing the Articles shall have been replaced with the New Articles as set forth in Exhibit A.2 attached hereto.

(iii)
Board of Directors.  On or before the Closing, the following persons shall have been duly appointed to serve on the Board of Directors pursuant to Article 23.4(f) of the New Articles effective as of Closing: (i) Robert Sigal; and (ii) Morry Blumenfeld.

(iv)
No Actions.  No injunction or order of any Governmental Authority will be in effect, and there shall be no actual or threatened litigation or claims that would reasonably be expected to materially adversely affect the Closing, the purchase and issuance of the Series D Preferred Shares or the transactions contemplated by this Agreement.

(v)
Proceedings.  All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser Required Majority (as defined below).

(vi)	No Material Adverse Effect. Since March 31, 2014, there shall have been no Material Adverse Effect.

(vii)
Securities Law Compliance; Consents and Approvals.  The Company shall have made all filings, if any, under all applicable federal and state securities laws necessary to consummate the issuance of the Series D Preferred Shares pursuant to this Agreement and all consents, waivers, permits, approvals (or transfers) and other actions of Governmental Authorities and other third parties required by Applicable Law or contract for the issuance of the Series D Preferred Shares pursuant to this Agreement shall have been obtained including but not limited to the Office of the Chief Scientist, the Investment Center of the Ministry of Industry, Trade and Labor, and the Company shall have delivered to the Purchaser copies of all applicable or necessary consents, approvals, authorization and waivers in connection with the Series D Purchase and the transactions contemplated in connection therewith.  To the extent necessary, the Purchaser shall execute and deliver to the Company an undertaking in customary form if required by the Office of the Chief Scientist in connection with the aforementioned filling.

(viii)
Execution of Transaction Documents.  The Purchaser shall have delivered to the Company duly executed copies of each Transaction Document to which it is a party, and the Company shall have delivered to the Purchaser duly executed copies of each Transaction Document to which the Company is a party.

(ix)
Opinion of the Company’s Counsel.  The Purchaser shall have received from Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., counsel for the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, which shall be addressed to the Purchaser, dated the date of the Closing and in form and substance satisfactory to the Purchaser.

(x)
Completion of Due Diligence.  Satisfactory completion of a customary due diligence review of the Company and InSightec Inc., including reviews of intellectual property, technology, financial, legal, operational, commercial, environmental, health and safety, quality, regulatory and other matters including access to any due diligence materials that have been prepared for investors to date, with sufficient access to the Company and its personnel to conduct the due diligence.

(xi)
Compliance with Applicable Laws.  The issuance of the Series D Preferred Shares by the Company hereunder shall not be prohibited by any Applicable Law and shall not subject the Purchaser to any penalty, liability or, in the Purchaser’s sole judgment, other onerous condition under or pursuant to any Applicable Law, and the issuance of the Series D Preferred Shares hereunder by the Company in accordance with the terms thereof shall be permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the Purchaser is subject.

(xii)
Insurance and Indemnification Agreements for Directors.  The Company shall execute and deliver indemnification agreements (in the same form executed for all of the Company's directors) to each of the new directors specified in Section 3.1(a)(iii) and any director designated by York prior to the Closing, and the Company shall include such new directors within the coverage of its directors' and officers' insurance policy. The Company shall bring for the approval of the Company's board of directors a resolution to increase the maximum indemnification amount to the Company's Office Holders under the indemnification agreements such it shall not exceed the higher of an aggregate indemnification amount of US $10 million or US $2 million for an Office Holder.

(xiii)
Cooperation Agreement Amendment. The Company shall have delivered to the Purchaser a copy of an amendment to that certain Technology, Co-Operation and Distribution Agreement between GE Healthcare and the Company, dated October 17, 2012, in the form attached hereto as Exhibit D, duly executed by GE Healthcare and the Company.

(xiv)	Closing Purchaser Documents. The Company shall have delivered to the Purchaser all of the following documents:

(A)	Share Certificates: A share certificate evidencing the Series D Preferred Shares to be purchased by the Purchaser, issued in the name of the Purchaser or its nominee;

(B)
Officer's Certificate: An Officer’s Certificate, dated the date of the Closing, stating that the conditions specified in Sections 3.1(a)(i) through 3.1(a)(vii), inclusive, have been fully satisfied (assuming for this purpose that all documents which must be satisfactory to the Purchaser are in fact satisfactory to the Purchaser);

(C)
Board Resolutions: Certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of each of the Transaction Documents, the issuance and sale of the Series D Preferred Shares and the consummation of all other transactions contemplated by this Agreement;

(D)
Secretary's Certificate: A certificate of the secretary of the Company certifying the names and the signatures of the directors and officers of the Company authorized to sign this Agreement, the share certificates representing the Series D Preferred Shares and each of the Transaction Documents;

(E)
Shareholders Resolutions: Certified copies of (1) the resolutions of the shareholders of the Company (a) adopting the New Articles and (b) by which the authorized share capital of the Company was changed as described in the New Articles, and (c) by which the Memorandum of Association of the Company was amended to reflect such change of share capital set forth in such resolutions, together with a duly completed notice(s) of such changes to the Israeli Registrar of Companies, and (2) a copy of the New Articles of the Company as in effect at the Closing;

(F)
Notice of Issuance of Series D Preferred Shares to the Purchaser:  The Company shall have delivered to the Purchaser a duly completed and certified notice of the Series D Preferred Shares issuance to the Israeli Registrar of Companies, in form and substance acceptable for immediate filing with the Israeli Registrar of Companies, which filing shall be made by the Company within five (5) Business Days after the Closing;

(G)
Consents: The Company shall have delivered to the Purchaser copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder, including from the Investment Center of the Israel Ministry of Industry and Trade and the filing to the Office of the Chief Scientist; and

(H)
Waiver: To the extent not provided for by the resolutions referred to in paragraph (E) above or in the Seventh Amended and Restated Securityholders Agreement, a waiver or consent executed by all of the shareholders of the Company entitled to rights of first offer and/or preemptive rights in the Company under which they consent to:  (1) the waiver of such rights of first offer and/or preemptive rights in regard to the transactions contemplated herein; (2) the provisions of the Seventh Amended and Restated Securityholders Agreement (to the extent any such shareholder has not executed the Seventh Amended and Restated Securityholders Agreement); and (3) the provisions of the New Articles.  With regard to any incorporated shareholder, such waiver shall be accompanied by a signatory-rights certificate issued by such shareholder’s general counsel confirming authority to sign the same, unless such waiver is already included in any of the Transaction Documents to which such shareholder is a party.

(xv)	Schedules 2.1. Schedules 2.1shall have been updated and be current as of the Closing date.

(xvi)	Investment Center Approval. The Company will have received the approval of the Investment Centre of the Israeli Ministry of Industry, Trade and Labor to the Transaction.

(xvii)
Waiver.  Any condition specified in this Section 3.1 may be waived if consented to by Purchasers holding a majority of the Series D Preferred Shares (aggregating for such purpose Series D Preferred Shares already issued with shares proposed to be issued in the applicable Closing, provided that the Purchasers participated in that Closing) (the "Purchaser Required Majority").

(b)	The obligation of the Company to consummate the Closing is subject to the fulfillment as of the Closing of the following conditions to the Company’s satisfaction in its sole discretion:

(i)
Representations, Warranties and Covenants.  The representations and warranties contained in Section 6.5 hereof shall be true and correct at and as of the Closing (both immediately prior to and immediately after giving effect to the transactions contemplated by the Transaction Documents) as though then made, and the Purchaser shall have performed all of the covenants required to be performed by it hereunder and under the other documents, agreements and instruments executed in connection herewith that are to be complied with or performed by it on or prior to the Closing;

(ii)
Securities Law Compliance; Consents and Approvals.  All consents, waivers, permits, approvals (or transfers) and other actions of Governmental Authorities and other third parties required by Applicable Law or contract for the issuance of the Series D Preferred Shares pursuant to this Agreement shall have been obtained including but not limited to the Office of the Chief Scientist, the Investment Center of the Ministry of Industry, Trade and Labor, and the Purchaser shall have received copies of all applicable or necessary consents, approvals, fillings, authorization and waivers in connection with the Series D Purchase and the transactions contemplated in connection therewith;

(iii)	Execution of Transaction Documents. The Purchaser shall have delivered to the Company duly executed copies of each Transaction Document to which it is a party;

(iv)
No Actions.  No injunction or order of any Governmental Authority will be in effect, and there shall be no actual or threatened litigation or claims that would reasonably be expected to materially adversely affect the Closing, the purchase and issuance of the Series D Preferred Shares or the transactions contemplated by this Agreement;

(v)
Payment of Purchase Price.  Payment by the Purchaser (and with respect to each Subsequent Closing, payment by the respective Subsequent Investor) of the Series D Purchase Price for the Shares (and Subsequent Purchased Shares, as applicable), by wire transfer of immediately available funds to an account designated by the Company;

(vi)
Registrar Documents.  The Company shall have received from the Purchaser all documents that may be required by the Israeli Registrar of Companies, which may include a notarized certificate of incorporation, certificates of good standing, and any equivalent document regarding the Purchaser.

(vii)
York, and as a condition to the applicable Subsequent Closing, Go-Capital, shall have executed an undertaking in customary form, in which the Purchaser undertakes to comply with the Law for the Encouragement of Industrial Research and Development, 1984 as amended or supplemented from time to time and all regulations promulgated thereunder.

SECTION 4. COVENANTS.

4.1	Affirmative Covenants. The Company covenants that it shall:

(i)
use the proceeds from the issuance and sale of the Series D Preferred Shares solely for working capital to support the growth of the business and operations of the Company including, without limitation, research and development of its products.  Unless otherwise approved by the Board of Directors of the Company, none of the proceeds from the transactions contemplated hereby will be used for the payment of any Dividends or other distributions to any Affiliate or holder of capital of the Company, to fund changes in compensation for current or former directors, or to fund changes in compensation for officers or employees of the Company, except annual year-end performance-based compensation adjustments consistent with the on-going operating budget;

(ii)	submit the New Articles and the amendments to the Memorandum of Association to the Israeli Registrar of Companies not later than four Business Days following the Closing.

(iii)	pay within 10 days following the Closing the debt to the OCS specified in Section 5.17(b) of the Discloser Schedule.

4.2
Securities Filings.  The Company shall make all filings and reports, if any, relating to the offer, sale and issuance of the Series D Preferred Shares required under applicable securities laws of the states of the United States or the State of Israel following the Closing.

4.3
Compliance with Laws Covenant.  Section 3.08 of the Seventh Amended and Restated Securityholders Agreement (the “Compliance Covenant”) is hereby incorporated into this Agreement, mutatis mutandis, such that the Compliance Covenant will take effect as of the date of this Agreement notwithstanding the fact that the Seventh Amended and Restated Securityholders Agreement will not be executed until a later time; provided that upon the due execution of the Seventh Amended and Restated Securityholders Agreement by all parties thereto, this Section 4.3 shall terminate and be of no further force and effect and all rights and obligations under the Compliance Covenant shall thereafter be only under the Seventh Amended and Restated Securityholders Agreement.  For the avoidance of doubt, references in the Compliance Covenant to “the date hereof” shall be read as referring to the date of this Agreement and not the date of the Seventh Amended and Restated Securityholders Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As a material inducement to the Purchaser(s) to enter into this Agreement and purchase the Series D Preferred Shares, the Company hereby represents and warrants to the Purchaser(s) as of the date hereof and, if applicable, as of the date of the Closing that:

5.1
Corporate Existence and Power.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate power and authority and all material authorizations from Governmental Authorities required to carry on its business.  The Company has furnished to the Purchaser  a true and complete copy of the Company’s memorandum of association, as currently in effect (its “Memorandum of Association”), and a true and complete copy of the Company’s Amended and Restated Articles of Association, as currently in effect, in both cases, certified by its corporate secretary.

5.2
Corporate Authorization and Validity.  The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and any other instruments and agreements to be executed and delivered by the Company as contemplated thereby are within its corporate powers and, other than approval of the Company’s shareholders, which shall be obtained prior to the Closing, have been duly authorized by all necessary corporate action on its part and no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution, delivery and performance of each Transaction Document and such other instruments and agreements by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of any Subsequent Purchased Shares in the Subsequent Closing.  Each of the Transaction Documents to which it is or will be a party has been or shall have been duly executed and delivered by the Company and constitutes or will constitute a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

5.3
Non-Contravention.  Subject to the receipt of the consents listed in Sections 5.3 and 5.4 of the disclosure schedule (the “Disclosure Schedule”) attached hereto, the execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party do not and will not:

(i)	contravene or conflict with the Company’s organizational documents,

(ii)	assuming compliance with the matters referred to in Section 5.4 below, contravene or conflict with any Applicable Law, or

(iii)
contravene or conflict with, constitute a default under, accelerate any obligations under or give rise to any right of termination, loss of benefit or other adverse action under, any material Contract or other material agreement of the Company or any of its Subsidiaries by which any of the assets of the Company or any of its Subsidiaries are or may be bound or any license, permit or other authorization.

5.4
Consents.  The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority or any other Person other than consents, approvals or filings listed on Section 5.4 of the Disclosure Schedule.

5.5
Finder’s Fees.  No broker, finder or other intermediary or representative acting on behalf of the Company is entitled to any fee or commission from any party in connection with this Agreement, except as described on Section 5.5 of the Disclosure Schedule.

5.6
Capitalization.  As of the date of this Agreement, the authorized share capital of the Company consists solely of: (i) 29,000,000 Series C Preferred Shares, of which 27,519,390 Series C Preferred Shares are issued and outstanding; (ii) 33,000,000 Series B-1 Preferred Shares, of which 32,201,524 Series B-1 Preferred Shares are issued and outstanding; (iii) 15,000,000 Series B Preferred Shares, of which 14,037,888 Series B Preferred Shares are issued and outstanding; and (iv)110,000,000 Ordinary Shares, of which 15,257,512 Ordinary Shares are issued and outstanding.  Immediately after the Closing, the authorized and issued share capital of the Company and all outstanding subscriptions, options and warrants shall be as stated in Schedule 2.1.  The Company has reserved sufficient Series D Preferred Shares that may be issued in accordance with this Agreement and the New Articles, including any Additional Shares to be issued in the Subsequent Closing.  Section 5.6 of the Disclosure Schedule sets forth the aggregate number of authorized but unissued Ordinary Shares of the Company subject to outstanding options.  Except as set forth on Section 5.6 of the Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for Ordinary Shares or for shares of capital stock of any Subsidiary of the Company and there are no outstanding options, rights, preemptive or otherwise, or similar right or other right, contract, agreement, commitment or understanding of any kind or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company or any Subsidiary of the Company, or obligating the Company or any of its Subsidiaries to issue any additional shares of capital stock or to redeem, repurchase or otherwise acquire any shares of its capital stock.  The issued and outstanding ordinary shares of the Company are held by the shareholders listed, and in the amounts set forth, on Section 5.6 of the Disclosure Schedule.

5.7
Validity of Shares; Issuance.  Each of the Series D Preferred Shares, when issued, allotted and paid for at the Closing in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights or Liens, will have the rights, preferences, privileges and restrictions set forth in the New Articles and will be duly registered in the name of the Purchaser, in the Company’s register of shareholders.  All outstanding Ordinary Shares of the Company and each of its Subsidiaries are validly issued, fully paid and nonassessable, and free of any Liens, and are issued in compliance with all applicable federal and state securities laws.

5.8
Financial Statements.  The Company has previously made available to the Purchaser accurate and complete copies of the Company’s audited consolidated financial statements (including a balance sheet, income statement, statement of cash flows and statement of operations) as of and for the period ended December 31, 2013 and its unaudited consolidated financial statements (including a balance sheet, income statement, statement of cash flows and statement of operations) as of and for the three months ended March 31, 2014 (together, all such financial statements are referred to as the “Financial Statements”).  The Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and consolidated financial condition and cash flows of the Company for the respective fiscal periods or as of the respective dates therein set forth and the changes in their financial condition for the periods indicated; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and each of such statements (including the related notes, where applicable) are true and accurate and has been prepared in accordance with GAAP consistently applied during the periods involved; except, in all cases, that the unaudited consolidated financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount.  As at such dates of the Financial Statements the Company has no liabilities, debts or obligations, whether accrued, absolute or contingent that are required to be stated in the Financial Statements other than liabilities reflected or reserved against in the Financial Statements.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all material information relating to the business of the Company and its Subsidiaries, the location of their respective assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company and its Subsidiaries.  There are no special purpose vehicles created for the purpose of accruing off-balance sheet liabilities, claims, or obligations of any nature, whether absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not disclosed or provided for in the Financial Statements and which are required by GAAP to be so disclosed or provided for.  The Financial Statements are not affected by any materially unusual or non-recurring items.  The Financial Statements:  (i) make full provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life; (ii) make due provision for any bad or doubtful debts; (iii) make full provision for severance pay, vacation pay and all other relevant social benefits due to employees; (iv) set out correctly all such reserves or provisions for Taxes as are necessary on the basis of the rates of such Taxes now in force to cover all Taxes (present and future) in respect of any transaction occurring prior to the date of the Financial Statements, liable to be assessed on the Company for which the Company is accountable up to such date; and (v) fully disclose all assets of the Company.

5.9
Assets.  The Company and its Subsidiaries have good, valid and marketable title to all properties and assets owned by them, including, without limitation, all properties and assets included in the Financial Statements (except for leased or licensed assets and for properties or assets reflected in such Financial Statements which have been sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens except Permitted Liens. Such properties or assets are sufficient for the conduct of the Company’s business as currently conducted.  All personal property of the Company and its Subsidiaries is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.  The Company and its Subsidiaries own, or have a valid leasehold interest in, all assets necessary for the conduct of their businesses as presently conducted.

5.10
Intellectual Property. The Company and its Subsidiaries own exclusively (or jointly, as described in the Disclosure Schedule), licenses, uses, or has the right to use under valid licenses, sublicenses, agreements, or permissions all Intellectual Property Rights currently used by them or developed by them in the conduct of their business or as their business is contemplated to be conducted, free and clear of all Liens.  No such Intellectual Property Right requires the payment of a royalty to any third party other than as set forth in Section 5.10(a) of the Disclosure Schedule.  To the Company’s Knowledge, the Company and its Subsidiaries either (i) own, license, use, or have the right to use under valid licenses, sublicenses, agreements, or permissions all material Intellectual Property Rights or (ii) shall be able to obtain or acquire rights to use all of the Intellectual Property Rights required for their business as currently conducted .  Other than as set forth in Section 5.10(a) of the Disclosure Schedule, the Company is unaware of any Intellectual Property Right required for the Company’s or any of its Subsidiaries’ business as currently conducted or, the use of which by the Company or such Subsidiary requires or would require the payment of a royalty to a third party  (other than royalties to the Office of the Chief Scientist pursuant to applicable law).  The registered Intellectual Property Rights owned by the Company (whether exclusively or jointly, as described in the Disclosure Schedule) are described in Section 5.10(b) of the Disclosure Schedule, including a full list of all registrations and applications for registrations of Intellectual Property and Rights renewals thereof, the applicable jurisdiction, registration number (or application number) and date issued (or date submitted).  The Company has not received notice or allegation that any product or service offered or Intellectual Property Right used by the Company or any of its Subsidiaries has infringed or infringes any rights or patents or other Intellectual Property Right of any other person and to the Knowledge of the Company, no third party has asserted any claim regarding the use of, or challenging or questioning the Company’s or any of its Subsidiaries’ right or title in, any of such Intellectual Property Rights.  Section 5.10(c) of the Disclosure Schedule contains a complete and accurate list of all licenses granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights.  No written claim of invalidity of any patents included in the Intellectual Property Rights has been made by any Person, and no proceedings are pending or, to the Knowledge of the Company, threatened that challenge the validity, ownership, or use of any of the Company’s Intellectual Property Rights.  To the Knowledge of the Company, no written claim of invalidity of any patents included in the Intellectual Property Rights licensed to the Company has been made by any Person and no proceedings are pending or, to the Knowledge of the Company, threatened that challenge the validity, ownership, or use of any the Intellectual Property Rights licensed to the Company.  The Company does not have any obligation to convey any ownership interest in, or any obligation to grant any license of rights to, its Intellectual Property Rights to any Person other than as set forth in Annex B in Section 5.10(b) of the Disclosure Schedule.    Other than as set forth in Annex B in Section 5.10(b) of the Disclosure Schedule, no Person other than the Company presently has any ownership interest in or license rights to the Company’s Intellectual Property Rights.  The transactions contemplated by this Agreement shall have no material effect on the Company’s right, title and interest in and to its Intellectual Property Rights.  The Company and each of its Subsidiaries has taken and is taking such action to maintain and protect each item of Intellectual Property Right that it owns or uses, which actions are reasonable and customary in the industry in which the Company or such Subsidiary operates.  All the confidential information of the Company and each of its Subsidiaries is being and has been continuously maintained in confidence by the Company or such Subsidiary, by taking reasonable precautions to protect and prevent its disclosure to unauthorized parties.  All Intellectual Property Rights that have been developed or are currently being developed on behalf of the Company or any of its Subsidiaries by any current or former employee or independent contractor of the Company or such Subsidiary or other third party is or shall be the sole property of the Company or such Subsidiary.  Except as set forth in Section 5.10(b) of the Disclosure Schedule, all current employees, consultants and independent contractors of the Company who had developed or are developing Intellectual Property Rights as aforesaid, have executed written contracts with the Company that assign to the Company all Intellectual Property Rights developed by such employee, consultant or independent contractor (including their alleged right to receive consideration, compensation, remuneration or benefits for their contribution to Company Intellectual Property), and each such person with access to confidential information or trade secrets of the Company have entered into a non-disclosure and proprietary rights assignment agreement (which would include a non-solicitation provision) with the Company.  Other than as set forth in Section 5.10(b) of the Disclosure Schedule, there are no restrictions on the ability of the Company to sell, offer to sell, license, lease, transfer, import, use, reproduce, distribute, modify or otherwise exploit any of its Intellectual Property Rights other than legal requirements relating to the export or reexport of Intellectual Property Rights or otherwise requiring a license set forth in Section 5.10(d) of the Disclosure Schedule.  Other than as set forth in Section 5.10(e) of the Disclosure Schedule. Except as set forth in Section 5.10(e) of the Disclosure Schedule, the Company has not (i) incorporated any Open Source License into, or combined software used by the Company pursuant to an Open Source License with, the Company's Intellectual Property Rights or products or services; (ii) distributed software subject to Open Source License in conjunction with any Company Intellectual Property Rights or Company products or services; or (iii) used software subject to Open Source License; in such a way that, with respect to clause (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company Intellectual Property Rights or grants, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any software subject to Open Source License that require, as a condition of use, modification or distribution of such Open Source License software that Company Intellectual Property Rights incorporated into, derived from or distributed with such Open Source License software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).  The Company has not received any notice that any o current employee, consultant or independent contractor of the Company:  (i) has been or is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or during a period of time during which they were working for the Company that is subject to any Contract (other than any Contract to which the Company is a party) under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Except as provided in Schedule 5.10(f) of the Disclosure Schedule, all current Israeli Employees of the Company engaged in the research and development of the Company Intellectual Property Rights have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967 or any other similar provision under any Applicable Law of any applicable jurisdiction, and waived any and all Moral Rights as applicable, with respect to the Company Intellectual Property Rights. To the Company's knowledge,  neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party. Other than as set forth in Section 5.10(a) and Section 5.17 of the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than OCS Grants, BIRD, FP-7) was used in the development of the Company-Owned IP Rights.  No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property Rights has performed services for the government, for the government-owned institution or branch including without limitation, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

5.11
Subsidiaries.  Except for (i) InSightec Inc., a Delaware corporation, in which the Company owns all of the outstanding capital stock and rights to acquire capital stock, and (ii) InSightec Japan Y.K., a Japanese corporation, in which the Company owns all of the outstanding capital stock and rights to acquire capital stock, the Company does not directly or indirectly own any outstanding capital stock or other ownership interest in any other corporation, partnership, limited liability company, association, joint venture or other business entity.

5.12
Litigation; Disputes.  Except as disclosed on Section 5.12 of the Disclosure Schedule, there is no action, suit, investigation, order, claim or proceeding pending or, to the best of the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries before any Governmental Authority which, if adversely determined or resolved, may reasonably be expected to result in any material liability or loss to the Company or such Subsidiary or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries has been given notice by a Governmental Authority of, any actual or potential violation by the Company or its Subsidiaries of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., or any other United States or foreign laws concerning corrupt payments, nor, to the Knowledge of the Company, is the Company or any of its Subsidiaries currently being, or has been, investigated by any Governmental Authority with respect to, any actual or potential violation by the Company or its Subsidiaries of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., or any other United States or foreign laws concerning corrupt payments.

5.13	Compliance with Laws .

(a)
Neither the Company nor any of its Subsidiaries has violated or infringed, and does not violate or infringe, in any material respect any Applicable Law (including all laws regulating the manufacture or sale of medical devices, or employee rights and benefit plans, health or safety, or environmental protection) or any order, writ, injunction or decree of any Governmental Authority.

(b)
Without limiting Section 5.13(a), except as set forth on Section 5.13 of the Disclosure Schedule, the Company and its Subsidiaries have operated their business in compliance with all requirements relating to medical records and medical information privacy promulgated by the Joint Commission on Accreditation of Healthcare Organizations and all contractual requirements that regulate or limit the maintenance, use or transmission of medical records, patient information or other personal information made available to or collected by the Company and its Subsidiaries in connection with the operation of their business and comply with all confidentiality, security and other protective measures required by Applicable Laws and contractual requirements and have implemented all such measures required by the Standards for Privacy of Individually Identifiable Health Information, Security Standards and Standards for Electronic Transactions and Code Sets promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).  With respect to privacy and security commitments for personally identifiable information maintained by the Company and its Subsidiaries (the “Privacy Commitments”), the Company and its Subsidiaries are in compliance with the Privacy Commitments, and the Privacy Commitments have not been rejected by any applicable certification organization which have reviewed such Privacy Commitments or to which any such Privacy Commitment has been submitted.  The transactions contemplated by this Agreement will not violate any of the Privacy Commitments.  Neither the Company nor any of its Subsidiaries has received any inquiries from the Federal Trade Commission or any other Governmental Authority regarding the Privacy Commitments, nor have there been any lawsuits, claims, suits, proceedings, notices of violation or investigations from any party regarding the Privacy Commitments.  Except as set forth on Section 5.13 of the Disclosure Schedule, the Company and its Subsidiaries have entered into “business associate” agreements with all of its applicable customers and suppliers in accordance with Applicable Law.  Without limiting the foregoing, the Company and its Subsidiaries comply with the privacy and security requirements of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act (Pub. L. No. 111-5).

(c)
Except as set forth on Section 5.13(c) of the Disclosure Schedule, all non-public information relating to an identified or identifiable natural or legal Person (“Personal Data”) has been collected, maintained, used, transmitted and disclosed at all times in compliance with (i) Applicable Laws, (ii) the requirements of contracts to which the Company or any its Subsidiaries is a party, including but not limited to HIPAA “business associate agreements,” and (iii) policies and practices of Company relating to Personal Data, or if any gap was identified a process and plan to close it in place.

(d)
Except as set forth on Section 5.13 of the Disclosure Schedule, when the Company has changed its policies or practices relating to Personal Data, the Company has, to the extent required by the applicable policy in effect prior to the change, provided notice to the affected Person about whom the Personal Data relates (“Data Subject”) prior to using the Personal Data relating to them in a manner inconsistent with the policy or practice previously communicated to the Data Subject.

5.14
Absence of Undisclosed Liabilities.  Except as set forth on the Financial Statements or incurred in the ordinary course of business consistent with past practice, the Company has no Indebtedness or liability, whether accrued, fixed or contingent, other than liabilities expressly disclosed in this Agreement.

5.15
Taxes.  (i) Each of the Company and its Subsidiaries has paid all taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, value added taxes, use taxes, gross receipts taxes, franchise taxes, national insurance taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, “Taxes” or, individually, a “Tax”) which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes; (ii) each of the Company and its Subsidiaries has timely submitted or caused to be submitted all returns for Taxes that it is required to submit on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (iii) with respect to all Tax returns of the Company and its Subsidiaries, (a) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries and (b) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be submitted and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (iv) all provisions for Tax liabilities of the Company and its Subsidiaries have been made consistent with GAAP consistently applied, and all liabilities for Taxes of the Company and its Subsidiaries attributable to periods prior to or ending on the date hereof have been adequately provided for; (v) there are no liens for Taxes on the assets of the Company or its Subsidiaries; (vi) all monies required to be withheld by the Company (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company; (vii) to the best Knowledge of the Company, there are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to the Company’s or its Subsidiaries’ liability or accountability for taxation under currently enacted statutes and regulations, any claim made by any of them, any relief, deduction, or allowance afforded to any such company, or in relation to the status or character of the Company or its Subsidiaries under or for the purpose of any provision of any legislation relating to taxation; (viii) the Company has duly collected all amounts on account of any sales transfer taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales taxes, required by law to be collected by it, and has duly and timely remitted to the appropriate governmental authority any such amounts required by law to be remitted by it; (ix) the Company has not refunded or deducted any input VAT that it was not so entitled to deduct or refund; (x) any related party transactions subject to Section 85A of the Israeli Income Tax Ordinance conducted by the Company have been on an arms-length basis in accordance with Section 85A of the Ordinance; (xi) the Company does not and has never performed and was not part of any action or transaction that is classified as a "reportable transaction" under section 131(g) of the Israeli Income Tax Ordinance and the regulations promulgated thereunder; and (xii) all the agreements that the Company has signed with the Israeli Tax Authority and all the rulings and decisions received by the Company from the Israeli Tax Authority are detailed in Section 5.15 of the Disclosure Schedule..

5.16	Employees .

(a)
A list of all the directors, officers, employees and consultants (excluding those receiving less than $100,000 per year, lawyers and accountants) of the Company and its Subsidiaries (the “Employees”) is set forth on Section 5.16(a) of the Disclosure Schedule.  The Company has provided to the Purchaser a schedule of benefits  payable or which the Company is bound to provide (whether now or in the future) to each Employee, including salary, bonuses, accrued severance pay, vacation days entitlement (to the extent in excess of that provided by Applicable Law) and accrued vacation days, recuperation pay, sick pay entitlement (to the extent in excess of that provided by Applicable Law), accrued sick days and start date.

(b)
A list of all the directors, officers, employees and consultants entitled to a notice period of more than 30 days (exclude) upon termination of employment with the Company - of the Company and its Subsidiaries is set forth on Section 5.16(b) of the Disclosure Schedule.

(c)
The Company has made available to the Purchaser true copies of its employment agreements  and complete copies of its consultancy agreements (including agreements between the Company or its Subsidiaries and any such Employee concerning intellectual property, confidentiality and non-competition) under which the Employees or consultants are engaged.

(d)
There are no agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Employee or former employee or consultant of the Company or its Subsidiaries or for the benefit of the dependents of any such person in operation at the date hereof except as described in Section 5.16(d) of the Disclosure Schedule.  The Company and its Subsidiaries have fulfilled all of their obligations under the law to the Employees.

(e)
Section 5.16(e) of the Disclosure Schedule sets forth the collective agreements and extension orders that apply to all or any of the Employees except for extension orders of common application to all employees in Israel.  Except for the collective agreements and extension orders set forth in Section 5.16(e) of the Disclosure Schedule and for extension orders of common application to all employees in Israel the Company is not a party or subject to any collective bargaining agreement with any labor union or any local or subdivision thereof.  There is no current union organizing activity among any of the Employees or any union representative petition pending or threatened.  No labor union has requested the Company or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company or the Subsidiaries.  The Company is not a party to any pending or, to the Knowledge of the Company, threatened, labor dispute, including any strike, work stoppage or work slowdown.  There are no claims pending, or to the Knowledge of the Company, threatened to be brought, before any Governmental Authority by any Employee for compensation, pending severance benefits, vacation time or pay, pension benefits, claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, work related injuries or otherwise, except as specified in Section 5.16(e) of the Disclosure Schedule.

(f)
There are no customs, customary practices and unwritten entitlements regarding the Employees that are material (individually or in the aggregate) and could reasonably be deemed to be binding on the Company.

(g)
Each of the Company and each Subsidiary have entered into agreements regarding works for hire, confidential information and no solicitation of customers and employees with each employee or consultant to the Company, except as set forth in Section 5.16(g) of the Disclosure Schedule.

(h)
Section 5.16(h) of the Disclosure Schedule contains a true and complete copy of all restricted share, stock option or similar plans approved by the Company or its Subsidiaries.  Section 5.16(h) of the Disclosure Schedule sets forth in tabular form the name of each equity incentive plan currently in existence or authorized by the Board of Directors, setting forth the following:  name of plan, date approved by the Board of Directors, number of shares authorized for issuance under the plan, number of grants outstanding, exercised and available for future grant, a schedule naming each optionee and each grant specifying date of grant and exercise price, a schedule of any grants approved but not yet documented, and the vesting provisions of each grant including vesting start date.  Copies of each plan and grant documentation have been made available to the Purchaser.

(i)
The Company has good labor relations, and to the Company’s knowledge (i) there are no facts indicating that the consummation of the transactions contemplated hereunder will have a material adverse effect on the labor relations of the Company, and (ii) no Company Employees or consultants have provided the Company with written notice regarding their intention to terminate their employment or engagement with the Company.

5.17
Approved Enterprise; Office of Chief Scientist.  The Company has been granted the status of an approved enterprise by the Investment Center of the Israel Ministry of Industry and Trade pursuant to the Certificates of Approval referred to in Section 5.17 of the Disclosure Schedule (the “Investment Center Certificates of Approval”).  The Company has received funding for purposes of research and development from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade pursuant to the Certificates of Approval referred to in Section 5.17 of the Disclosure Schedule (the “OCS Certificates of Approval”, and together with the Investment Center Certificates of Approval, the “Certificates of Approval”).  The Certificates of Approval are in full force and effect, have not been revoked or modified and the Company is in compliance with all material terms thereof.  To the Company's Knowledge, subject to the receipt of the Investment Center approval, the consummation of the Transaction will not have any adverse effect on the Certificates of Approval.  Except as set forth on Section 5.17 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any other grants, incentives and subsidies, or submitted applications therefor from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency.

5.18	Material Contracts .

(a)	Except as set forth in Section 5.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral:

(i)
Contract or agreement (other than sales or service contracts made in the ordinary course of business, including extended warranties and other than contracts and agreements subject to disclosure under clause (ii) below) material to the business of the Company and its Subsidiaries or any Contract not made in the ordinary course of business that involves obligations of, or payments to, the Company in excess of $25,000;

(ii)
consulting agreement or Contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis (other than those delivered to such Purchaser in accordance with Section 5.16 above and excluding at-will employees receiving less than $100,000 per year) that involves obligations of the Company in excess of $25,000 per year;

(iii)
agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien or security interest on, any assets or properties of the Company or any of its Subsidiaries, that involves obligations of the Company in excess of $25,000 per year;

(iv)
option, warrant or other Contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of the Company or any of its Subsidiaries;

(v)	agreement under which it has granted any Person any registration rights;

(vi)	settlement agreement of any administrative or judicial proceedings within the past five years;

(vii)	intellectual property (including trademark) licensing agreement; or

(viii)	Contract or agreement limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person or entity.

(b)
Neither the Company nor any of its Subsidiaries is in material breach of or in default under any of the Contracts, obligations or commitments set forth in Section 5.18 of the Disclosure Schedule (collectively, the “Disclosed Contracts”), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default.  All of the Disclosed Contracts are valid, binding and enforceable in accordance with their respective terms.  Except as set forth in Section 5.18 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms or conditions of any Disclosed Contract or (ii) require the consent of any party (other than the Company or any of its Subsidiaries) to any Disclosed Contract.  The Company has furnished the Purchaser with a true and complete copy of all Disclosed Contracts set forth in Section 5.18 of the Disclosure Schedule, and with accurate descriptions of all oral Disclosed Contracts set forth in Section 5.18 of the Disclosure Schedule.

5.19
Insurance.  Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has been denied insurance coverage.  The insurance coverage of the Company is customary for prudent corporations of similar size engaged in similar lines of business.  Except as set forth on Section 5.19 of the Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

5.20	Transactions with Related Parties.

(a)
Except as set forth in Section 5.20 of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of, any shareholder or former shareholder of the Company or any relative or affiliate of any shareholder or former shareholder of the Company.  Except for as set forth in Section 5.20 of the Disclosure Schedule, since December 31, 2013, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or become a creditor of any shareholder or former shareholder of the Company or any relative or affiliate of any shareholder or former shareholder of the Company.

(b)
Since December 31, 2013, the Company has neither declared any Dividends nor paid any dividends to any shareholder or former shareholder of the Company or any relative of any shareholder or former shareholder of the Company.

5.21
Improper Payments.  (a) Neither the Company nor any director, officer, employee, agent or representative of the Company nor any other third party acting on behalf of the Company, has offered, made, paid or received, directly or indirectly, any bribes, kickbacks or other similar payments or transfers of value in connection with obtaining or retaining business or to secure an improper advantage, (b) no director, officer, employee, agent or representative of the Company has been an official of any government or of any agency thereof, an official of a political party or a candidate for political office in any country outside of the United States, (c) the Company has complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq and all other applicable anti-corruption laws, (d) the internal accounting controls of the Company are adequate to detect any of the improper payments referenced in clause (c) above, and (e) the books and records of the Company accurately and fairly reflect the nature of the transactions and disposition of the assets reflected therein, in accordance with 15 U.S.C. 78m(b)(2).

5.22	Sanctions Matters.

(a)
The Company and each of its Subsidiaries has been and is in compliance with all Applicable Laws related to economic sanctions, including United States economic sanctions implemented (unilaterally or multilaterally) under statutory authority or Executive Order for, among others, foreign policy reasons and involving, inter alia, the blocking of assets and the prohibition on commerce, including trade and investment (collectively, “U.S. Economic Sanctions”).

(b)
To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, on its own behalf or in acting on behalf of any other Person, directly or indirectly, engaged in any transactions, or otherwise dealt with, any Person (i) organized, domiciled or located in, or that is a national of, Bahrain, Cuba, Iran, Lebanon, Liberia, Libya, North Korea, Oman, Qatar, Republic of Yemen, Sudan, Syria or Angola (including any Governmental Authority within any such country) or (ii) targeted by U.S. Economic Sanctions, including any Person that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls of the United States Department of the Treasury.

5.23	Governmental Permits; Compliance.

(a)
The Company and its Subsidiaries own, hold or possess all licenses, franchises, permits, privileges, variances, immunities, approvals, clearances and other authorizations from Governmental Authorities that are necessary to entitle them to own or lease, operate and use their properties and assets and to carry on and conduct their business substantially as conducted (collectively, the “Governmental Permits”).  Section 5.23(a) of the Disclosure Schedule sets forth a list and brief description of each Governmental Permit.  All of the Governmental Permits are valid and in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain each Governmental Permit was true, accurate and complete when submitted.  The Company and its Subsidiaries have fulfilled and performed their respective obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation, termination, or nonrenewal of any such Governmental Permit, or that might adversely affect the rights of the Company or its Subsidiaries under any such Governmental Permit.  No notice of deficiency, cancellation, default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by or is Known to the Company.  No proceeding is pending or threatened to revoke, terminate or amend any Governmental Permit.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a modification, impairment, revocation, suspension or limitation of any Governmental Permit or any breach, default or forfeiture of any rights thereunder.  No Governmental Permit requires the consent, approval or act of, or the making of any filing with, any Governmental Authority in order to remain in full force and effect after the execution and delivery of this Agreement.  Complete and correct copies of all of the Governmental Permits and any supporting documents have heretofore been delivered to the Purchaser.

(b)
Without limiting the foregoing, the Company and its Subsidiaries are in compliance with all Applicable Laws administered or issued by the U.S. Food and Drug Administration (“FDA”) or any other Medical Product Regulatory Authority.  There are no facts that furnish any reasonable basis for any Form FDA-483 inspectional observations or warning or untitled letters from the FDA, or other similar communications from the FDA or any other Medical Product Regulatory Authority; and there have been no warning or untitled letters, recalls, field notifications, alerts or seizures requested or threatened relating to the products of the Company and its Subsidiaries.  The products of the Company and its Subsidiaries, where required, are being manufactured in compliance with the Quality System Regulation and marketed under valid 510(k) or Pre-Market Approval Applications exclusively owned by the Company and its Subsidiaries, and promoted in compliance with all Applicable Laws.  There is no reason to believe that the FDA or any other Medical Product Regulatory Authority is or may consider limiting, suspending or revoking any such clearances or approvals or changing the marketing classification or labeling of any such products.  There has been no false or misleading information or significant omission in any product application or product-related submission or report made by the Company or any of its Subsidiaries to the FDA or any other Medical Product Regulatory Authority.  The Company and its Subsidiaries are in compliance with all Applicable Laws relating to the conduct of clinical trials, including the clinical trial reporting and disclosure requirements of 42 U.S.C. Section 282(j).

(c)
None of the Company, any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, nor the officers, directors, employees, agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more (as those terms are defined in 42 C.F.R. § 1001.1001) in the Company, any of its Subsidiaries or any of its Affiliates:  (i) have engaged in any activities that are prohibited under, or are cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B or 1877 of the Social Security Act (“SSA”), Section 3729 of Title 31 of the United States Code, or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item, or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the SSA; (iii) have been excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; or (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

(d)
The Company and its Subsidiaries are not currently, nor have they been in the past:  (i) under investigation by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency or the FDA for promotional or fraud and abuse or related issues; (ii) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; (iii) employing or contracting with Persons excluded from participation in any Federal Health Care Program; or (iv) suspended or debarred from contracting with the federal government.  The Company and its Subsidiaries have not engaged in any activity constituting fraud or abuse under any Applicable Laws relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any Person by or on behalf of the Company or any of its Subsidiaries have been made in violation of any Applicable Laws.

(e)
Neither the use of the Company’s or any of its Subsidiaries’ products nor the provision of services by the Company or any of its Subsidiaries have been determined by any audits by any Governmental Authority or its agents to have been improperly reimbursed.

5.24	Product Liabilities .

(a)
Except as set forth in Section 5.24(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report, or any other similar allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services; and, to the best Knowledge of the Company, there is no basis for any such claim.  The products sold or delivered or services rendered by the Company and its Subsidiaries comply with all contractual requirements, warranties or covenants applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services, copies of which have previously been delivered or made available to the Purchaser.

(b)
Section 5.24(b) of the Disclosure Schedule contains a list of all product recalls, market withdrawals, product corrections, and product removals conducted by the Company and its Subsidiaries since January 1, 2010.

(c)
Section 5.24(c) of the Disclosure Schedule contains a list of products of the Company and its Subsidiaries in development and planned introductions.  The product and service, engineering, development, manufacturing and quality control processes that have been and are being followed by the Company and its Subsidiaries are designed to produce products and services that (i) are consistent with the claims made about them in the sales brochures of the Company and its Subsidiaries and other statements made about them by or on behalf of the Company and its Subsidiaries, (ii) otherwise meet the reasonable expectations of customers of the Company and its Subsidiaries, (iii) comply with Applicable Law and (iv) avoid claims of the type described in Section 5.24(a) and 5.13.

(d)
Except as set forth in Section 5.24(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any sales to customers that are contingent upon (i) providing future enhancements of existing products, (ii) adding features not currently available on existing products or (iii) otherwise enhancing the performance of existing products (other than beta or similar arrangements pursuant to which customers of the Company from time to time test or evaluate products).

5.25
Warranties.  Section 5.25 of the Disclosure Schedule sets forth (a) a specimen copy of the form of written warranties covering products sold and services provided by the Company and its Subsidiaries which have not yet expired and (b) a summary of the warranty expense incurred by the Company and its Subsidiaries during each of its last three (3) fiscal years.  The reserve for liabilities with respect to warranty claims contained in the consolidated balance sheet of the Company as of December 31, 2013 fairly reflects in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of such date.  Since December 31, 2013, there have been no claims against the Company or any of its Subsidiaries alleging any defects in the Company’s and its Subsidiaries’ services or products or alleging any failure of the Company’s and its Subsidiaries’ products to meet specifications.  The Company’s liability for breach of warranty is limited to repair or replacement of nonconforming parts, including labor related to such repairs or replacements.

5.26
Environmental Matters.  The operations of the business of the Company and the Subsidiaries comply and have complied with all applicable Environmental Laws.  The Company has obtained all environmental, health and safety governmental permits necessary for the operation of the business of the Company and the Subsidiaries or the use and operation by the Company or the Subsidiaries of the property leased by the Company and the Subsidiaries as currently conducted, used and operated, all such governmental permits are in full force and effect.  The Company and the Subsidiaries are and have been in compliance with all material terms and conditions of such governmental permits, there is no action or proceeding pending, alleged in writing or to the Knowledge of the Company threatened against the Company or the Subsidiaries to revoke or modify such governmental permits, and neither the execution or delivery of this Agreement nor compliance by the Company with any of the provisions herein will result in the termination or revocation of any governmental permit issued to the Company pursuant to any Environmental Law with respect to the operation of its business.

There has been no release by the Company of (i) any Hazardous Materials at the property leased by the Company or the Subsidiaries or (ii) to the Knowledge of the Company, at any third party location to which the Company or the Subsidiaries sent Hazardous Materials for treatment or disposal.

SECTION 6. MISCELLANEOUS.

6.1
Notices.  All notices and communications to be given or made under this Agreement shall be in writing and delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, air courier guaranteeing overnight delivery or shall be by e-mail, addressed as set forth on the signature pages hereof, or to such other Person or address as a party may designate by notice.  Each such notice or other communication shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answer back or receipt confirmed by return e-mail from the recipient.  Such notices and communications shall be sent to the Company and the Purchaser at the following addresses.

if to InSightec Ltd.:
Nahum Het 5
Tirat Carmel Israel
Attention: Kobi Vortman
Email: kobiv@insightec.com_
Facsimile: 04-8131322

if to York:
York Capital Management
767 Fifth Avenue
New York, NY 10153, U.S.A
Attention: General Counsel
Email: RSwanson@yorkcapital.com Facsimile: +1 (212) 300-1301

6.2
Amendments; Waivers.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by it, only if the Company has obtained the written consent of the Purchaser Required Majority.  No other course of dealing between the Company and the Purchaser(s) or any delay in exercising any rights hereunder shall operate as a waiver.

6.3	Expenses. The Company shall pay all reasonable costs and expenses of York incurred in connection with the transactions contemplated by this Agreement in an amount up to US$100,000, plus VAT.

6.4
Remedies.  The Purchaser(s) shall have all rights and remedies set forth in this Agreement and the rights of the Series D Preferred Shares, as applicable (as set forth in the New Articles and the other Transaction Documents).  Unless expressly specified otherwise in writing, no remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

6.5	Purchaser Investment Representations. Each Purchaser represents that:

(a)
Purchase For Own Account. the Purchaser is acquiring the Series D Preferred Shares purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the United States securities laws or any applicable state securities laws.

(b)
Organization; Authority.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.  The purchase by the Purchaser of the Series D Preferred Shares hereunder has been duly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly executed by the Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(c)
Purchaser Status.  The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or is not a “U.S. Person” as such term is defined in Regulation S promulgated under the Securities Act.

(d)
Experience.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series D Preferred Shares hereunder and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

(e)
Independent Investment Decision.  The Purchaser has independently evaluated the merits of its decision to purchase the Series D Preferred Shares es hereunder pursuant to this Agreement, and the Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision.

(f)	Restricted Securities. The Purchaser (acknowledges that the Series D Preferred Shares are “restricted securities” as defined in Rule 144 under the Securities Act.

(g)
Legend. Each certificate or instrument representing Series D Preferred Shares or Ordinary Shares issued upon conversion thereof shall be imprinted with two legends in substantially the following forms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR REGISTERED OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN ACCORDANCE WITH SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFIT OF AND ARE SUBJECT TO CERTAIN OBLIGATIONS SET FORTH IN THE SEVENTH AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT DATED June 26, 2014, AS AMENDED AND MODIFIED FROM TIME TO TIME.  A COPY OF SUCH AGREEMENT IS AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY.”

6.6
Survival of Agreement.  All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Purchaser or on their behalf.

6.7
Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed; provided that the Company shall not be permitted to assign its rights or obligations under this Agreement and the ability of the Purchaser to assign shall be subject to the restrictions on transfer set forth in the New Articles and the Seventh Amended and Restated Securityholders Agreement.  Subject to compliance with the foregoing by the Purchaser seeking to make an assignment, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchaser's benefit as a purchaser or holder of Series D Preferred Shares or Ordinary Shares issued upon conversion thereof are also for the benefit of, and enforceable by, any permitted subsequent holder of such Series D Preferred Shares or Ordinary Shares issued upon conversion thereof.  Except as otherwise expressly provided herein, nothing expressed in or implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document.

6.8
Governing Law.  This Agreement and all disputes, controversies or claims arising out of or relating to this Agreement or a breach thereof shall be governed by the laws of the State of Israel without reference to the principles of conflicts of law that would apply the law of another state.

6.9
Severability.  If application of any one or more of the provisions of any Transaction Document shall be unlawful under Applicable Law, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of such Transaction Document.  Should any portion of any Transaction Document be deemed unenforceable by a court of competent jurisdiction, the remaining portion thereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

6.10
Aggregation.  For purposes of this Agreement, all holdings of Series D Preferred Shares by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement.

6.11
Counterparts; Effectiveness.  Each Transaction Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to each were upon the same instrument.  This Agreement and each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by each other party thereto.

6.12	Captions. The captions in any Transaction Document are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

6.13
Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

6.14
Entire Agreement.  This Agreement, the other Transaction Documents (and any other agreements contemplated hereby or thereby) and any agreements executed and delivered simultaneously herewith and expressly referring to this Agreement constitute the entire agreement among the parties with respect to the subject matter of any Transaction Document and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof.  No representation, warranty, inducement, promise or understanding not set forth in any Transaction Document and any agreements executed and delivered simultaneously herewith and expressly referring to this Agreement has been made or relied upon by any party to any Transaction Document.  The Transaction Documents are not intended to confer upon any person other than the parties any rights or remedies thereunder.  The Annexes, Schedules and Exhibits to any Transaction Document are and shall be deemed to be a part of such Transaction Document.

6.15	No Third Party Beneficiaries. All parties agree that there are no third party beneficiaries to this Agreement.

6.16
Indemnification.  In consideration of the execution and delivery of this Agreement by the Purchaser(s) and purchase of the Series D Preferred Shares hereunder and in addition to all of the Company’s other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, the Company and each of its Subsidiaries shall defend, protect and indemnify the Purchaser(s) and all of their respective officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all actions, causes of action, suits, claims, losses (including direct and indirect damages and diminutions in value of the Series D Preferred Shares purchased pursuant to this Agreement, but excluding consequential damages), costs, penalties, fees, liabilities and damages and reasonable out-of-pocket expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to any of the following:

(a)	any breach or non-performance by the Company of this Agreement, any other Transaction Document (other than the New Articles) or any document delivered pursuant to this Agreement;

(b)
any breach of any of the representations and warranties of the Company contained in this Agreement, any other Transaction Document or any falsity of any certificate or other instrument furnished or to be furnished by the Company hereunder or under any other Transaction Document;

(c)
third party claims against any Indemnitee relating to any activities, action or inaction by the Company or its Affiliates and their respective officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns except in each case to the extent any such Liabilities are caused by the particular Indemnitee’s gross negligence or willful misconduct;

the breach, non-performance, or enforcement of the New Articles, including, without limitation, the terms of the Series D Preferred Shares (as set forth in the New Articles).

Notwithstanding the foregoing, in the absence of fraud, the Company shall not be obligated to:

(x)
make any payments under clauses (a) or (b) to each Purchaser for Liabilities in amounts in excess of the aggregate purchase price paid by each Purchaser for all Series D Preferred Shares purchased by such Purchaser hereunder, plus reasonable attorneys’ fees and disbursements and all amounts paid in investigation, defense or settlement of any such action by such Purchaser, and

(y)	make payments for Liabilities under clause (c) to the extent such Liabilities consist of the diminutions in value of the Preferred Shares purchased by Indemnitees.

Furthermore, for the avoidance of doubt, to the extent any particular Indemnitee is entitled to indemnification from the Company for the same Liability both under this Section 6.16 and under another agreement between such Indemnitee and the Company, such Indemnitee shall not be entitled to duplicate recovery for the same Liability (to the extent actually paid to such Indemnitee).

6.17
Payment Set Aside.  To the extent that the Company makes a payment or payments any Purchaser hereunder or under the terms of the Series D Preferred Shares (as set forth in the New Articles) or such Purchaser enforces its rights or exercises its right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Series D Preferred Share Purchase Agreement on the date first written above.

INSIGHTEC LTD.

By:
Name:
Its:

YORK GLOBAL FINANCE II S.À R.L.

By:
Name:
Its:

[Signature Page to Series D Preferred Share Purchase Agreement]

Schedule 1

INVESTORS & CLOSING PURCHASE PRICE

Name	Purchase Price (US$)	No. of Purchased Preferred D Shares
York Global Finance II S.À R.L	$37,500,000	19,333,212
Subsequent Investors (to be updated in accordance with the terms of the Agreement)	up to $25,000,000	up to 12,888,808
TOTAL	Up to $62,500,000	Up to 32,222,020

[Signature Page to Series D Preferred Share Purchase Agreement]

EXHIBIT A.1

Current Amended and Restated Articles of Association

1

EXHIBIT A.2

Form of New Articles

Exhibit A - 2

EXHIBIT B

Form of Seventh Amended and Restated Securityholders Agreement

EXHIBIT C

Form of Opinion of Counsel